Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2004, in the Registration Statement (Amendment No. 3 Form S-4 No. 333-113982) and related Prospectus of Affinity Group, Inc. for the registration of $200,000,000 9% Senior Subordinated Notes due 2012.

/s/ Ernst & Young LLP

Los Angeles, California
June 21, 2004